Exhibit 99.1

Board Member Resigns from XM Satellite Radio

Washington, DC – October 4, 2006 — George W. Haywood has resigned as a member of XM’s Board of Directors, effective immediately, it was announced today by Gary Parsons, Chairman of the Board, XM Satellite Radio.

“On behalf of XM’s Board of Directors, I’d like to thank George for his contributions to XM over the last few years,” said Parsons. “It’s been a true pleasure to work with someone as talented as George and we wish him well in his future endeavors.”

“It is with deep regret that, for personal reasons, I have decided to step down from XM’s Board of Directors,” said Haywood. “I take pride in the growth and accomplishments of the company and I continue to fully support the current direction of the company and the company’s management.”

With Haywood’s resignation on October 3, 2006, the NASDAQ Stock Market has notified the Company that its Board composition is not in compliance with NASDAQ Rule 4350(c)(1) as of October 3, 2006, which requires that a majority of the board of directors of the Company must be comprised of independent directors as defined by NASDAQ Rule 4200(a)(15).

The Company expects to have a Board composed of a majority of independent directors no later than its next annual meeting, as contemplated by applicable NASDAQ rules.

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 7 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2006 lineup includes more than 170 digital channels of choice from coast to coast: the most commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, Suzuki and Subaru is available in more than 140 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-9-06. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.